STRATOS RENEWABLES CORPORATION
a Nevada corporation

AUDIT COMMITTEE CHARTER

Adopted April 11, 2008

The Board of Directors (the “Board”) of Stratos Renewables Corporation, a Nevada corporation (the “Corporation”) has adopted this charter (the “Charter”) for its Audit Committee (the “Audit Committee”) as of the date first written above.

1. Purpose of the Audit Committee

The purpose of the Audit Committee is to perform oversight responsibilities with respect to the Corporation’s corporate accounting and financial reporting processes, the Corporation’s compliance with legal and regulatory requirements, the performance of the Corporation’s internal audit function, outside audit function and Independent Auditors, the quality and integrity of the Corporation’s financial statements and reports, reviewing and approving all audit engagement fees and terms, as well as all non-audit engagements with the Independent Auditors, and the production of the audit report require under the rules promulgated by the United States Securities and Exchange Commission (the “Commission”).

The policy of the Audit Committee, in discharging these obligations, shall be to maintain and foster an open avenue of communication between the Audit Committee and the Corporation’s Independent Auditors, management and internal auditors.

The Audit Committee will fulfill these responsibilities by carrying out the activities enumerated in Section 3 of this Charter. The Audit Committee shall be given full and direct access to the Corporation’s management and Independent Auditors as necessary to carry out these responsibilities. However, the Audit Committee’s function is one of oversight only and shall not relieve the Corporation’s management of its responsibilities for preparing financial statements which accurately and fairly present the Corporation’s financial results and condition, or the responsibilities of the Independent Auditors relating to the audit or review of the Corporation’s financial statements.

The Independent Auditors’ ultimate responsibility is to the Audit Committee, as representatives of the stockholders. These representatives have the ultimate authority to select, evaluate, and, where appropriate, replace the Independent Auditors.

2. Composition of the Audit Committee

Number and Qualifications. The Audit Committee shall be comprised of not less than three (3) Directors. Each Director who serves on the Audit Committee must be affirmatively determined by the Board to satisfy the requirements established by Section 10A(m) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any rules and regulations promulgated thereunder by the Commission, and the rules of the American Stock Exchange LLC (“AMEX”), to be considered an “independent” member of the Board.

All members of the Audit Committee shall be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. At least one (1) member of the Audit Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the member’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Each member of the Audit Committee must not have participated in the preparation of the financial statements of the Corporation or any current subsidiary of the Corporation at any time during the three (3) years preceding any given current year.

Appointment and Removal. The chairman and members of the Audit Committee will be appointed by and serve at the discretion of the Board. The chairman of the Audit Committee should generally have served at least one (1) year on the Audit Committee prior to becoming chairman. Each appointed member of the Audit Committee shall be subject to annual reconfirmation and may be removed by the Board at any time, provided that the Board must, at all times, assure that the Audit Committee will have a chairman and sufficient members to satisfy the requirements set forth above relating to the number and qualifications of Audit Committee members.

3. Specific Responsibilities and Duties of the Audit Committee

To fulfill its responsibilities and duties, the Audit Committee shall:

A. Review the Audit Committee Charter for adequacy and recommend any changes to the Board on an annual basis.

B. Review the significant accounting principles, policies and practices followed by the Corporation in accounting for and reporting its financial results of operations in accordance with generally accepted accounting principles (“GAAP”).

C. Discuss Corporation policies with respect to risk assessment and risk management, and review contingent liabilities and risks that may be material to the Corporation and major legislative and regulatory developments which could materially impact the Corporation’s contingent liabilities and risks.

D. Review and oversee the preparation of the Corporation’s annual audited financial statements, related disclosures, including the Management’s Discussion and Analysis portion of the Corporation’s filings with the Commission, and discuss with the Independent Auditors the matters required to be discussed by Auditing Standard No. 61 as in effect at that time in the case of the annual statements and Statement of Auditing Standards 100 as in effect at that time in the case of the quarterly statements, including: (i) the quality as well as acceptability of the accounting principles applied in the financial statements, and (ii) new or changed accounting policies; significant estimates, judgments, uncertainties or unusual transactions; and accounting policies relating to significant financial statement items.

E. Review any management letters or internal control reports prepared by the Independent Auditors or the Corporation’s internal auditors and responses to prior management letters, and review with the Independent Auditors the Corporation’s internal financial controls, including the budget, staffing and responsibilities of the Corporation’s personnel directed toward internal control procedures.

F. Review the effectiveness of the independent audit effort, including approval of the scope of, and fees charged in connection with, the annual audit, quarterly reviews and any non-audit services being provided.

G. Be directly responsible for the appointment, determination of the compensation for, retention and oversight of the work of the registered public accounting firm (the “Independent Auditor”) engaged to conduct the audit (including resolution of disagreements between the Independent Auditors and management regarding financial reporting) or other audit, review or attest services. The Independent Auditors shall report directly to the Audit Committee.

H. Pre-approve all audit services and permissible non-audit services by the Independent Auditors, as set forth in Section 10A of the Exchange Act and the rules and regulations promulgated thereunder by the Commission. The Audit Committee may establish pre-approval policies and procedures, as permitted by Section 10A of the Exchange Act and the rules and regulations promulgated thereunder by the Commission, for the engagement of Independent Auditors to render services to the Corporation, including but not limited to policies that would allow the delegation of pre-approval authority to one or more members of the Audit Committee, provided that any pre-approvals delegated to one or more members of the Audit Committee are reported to the Audit Committee at its next scheduled meeting.

I. Review the Corporation’s hiring policies for hiring any employees or former employees of the Independent Auditors.

J. The Audit Committee shall: (i) ensure the receipt of a formal written statement from the Independent Auditors delineating all relationships between the Independent Auditor and the Corporation, consistent with Independence Standards Board Standard No. 1, including whether the provision by the Independent Auditors of permitted non-audit services is compatible with independence, (ii) actively engage in a dialogue with the Independent Auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor, and (iii) be responsible for ensuring the independence of the Independent Auditors.

K. For each of the first three (3) fiscal quarters and at year end, at an Audit Committee meeting, review with management the financial results, the proposed earnings press release and formal guidance which the Corporation may plan to offer, and review with the Independent Auditors the results of their review of the interim financial information and audit of the annual financial statements.

L. Review management’s analysis of any significant accounting issues, changes, estimates, judgments or unusual items relating to the financial statements and the selection, application and effects of critical accounting policies applied by the Corporation (including an analysis of the effect of alternative GAAP methods) and review with the Independent Auditors the reports on such subjects delivered pursuant to Section 10A(k) of the Exchange Act and the rules and regulations promulgated thereunder by the Commission.

M. Following completion of the annual audit, review separately with the Independent Auditors and management any significant difficulties encountered during the course of the audit.

N. Engage and determine funding for such independent professional advisers and counsel as the Audit Committee determines are appropriate to carry out its functions. The Corporation shall provide appropriate funding to the Audit Committee, as determined by the Audit Committee, for payment of: (i) compensation to the Independent Auditors for services approved by the Audit Committee, (ii) compensation to any outside advisers retained by the Audit Committee, and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

O. Report to the Board on a regular basis on the major events covered by the Audit Committee and make recommendations to the Board and management concerning these matters.

P. Perform any other activities consistent with this Charter, the Corporation’s Articles of Incorporation or Bylaws and governing law as the Audit Committee or the Board deems necessary or appropriate, including but not limited to the Corporation’s legal and regulatory compliance.

Q. At the direction of the Board, approve certain related party transactions, as defined by applicable rules of the AMEX, to which the Corporation is a party.

R. Establish procedures for: (i) the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee shall also review, assess, and approve the Corporation’s Whistle-Blower Policy and Procedures, attached as Exhibit A hereto.

S. Review: (i) the status of compliance with laws, regulations, and internal procedures; and (ii) the scope and status of systems designed to promote the Corporation’s compliance with laws, regulations and internal procedures, through review of reports from management, legal counsel and third parties as determined by the Audit Committee.

4. Operations of the Audit Committee

Meetings. The Audit Committee will meet on quarterly basis and will hold special meetings as circumstances require. The timing of the meetings to be scheduled for an upcoming fiscal year shall be determined by the Audit Committee prior to the beginning of such fiscal year. A calendar of proposed meetings will be reviewed by the Audit Committee at the same time as the annual Audit Committee Charter review. The calendar shall include appropriate meetings to be held separately with representatives of the Independent Auditors, management, including a meeting to conduct the reviews required under Section 3.13 above. In addition, the Audit Committee will meet at any time that the Independent Auditors believe communication to the Audit Committee is required. The Audit Committee may request any officer or employee of the Corporation or the Corporation’s outside counsel or Independent Auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. The Audit Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. Minutes of each meeting of the Audit Committee shall be prepared and distributed to each Director of the Corporation after each meeting.

Delegation. Except as otherwise prohibited by law, the Corporation’s Articles of Incorporation or the Corporation’s Bylaws, the Audit Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee or any member of the Audit Committee. Without limiting the generality of the foregoing, the Audit Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the Independent Auditors, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.

Exhibit “A”
To the Audit Committee Charter of Stratos Renewables Corporation

WHISTLE-BLOWER POLICY AND PROCEDURES

Adopted April 11, 2008

The Audit Committee (the “Audit Committee”) of Stratos Renewables Corporation, a Nevada corporation (the “Corporation”) hereby adopts the following policies and procedures pursuant to the Corporation’s Audit Committee Charter (the “Charter”) , applicable United States securities laws and the United States Securities and Exchange Commission (the "Commission").   The purpose of this policy is to encourage all employees to disclose any wrongdoing that may adversely impact the Corporation, the Corporation's customers, stockholders, employees, investors, or the public at large. This policy also sets forth: (i) an investigative process of reported acts of wrongdoing and retaliation and (ii) procedures for reports of questionable auditing, accounting and internal control matters from employees on a confidential and anonymous basis and from other interested third parties.

1. Policy and Procedures

Complaints Regarding Accounting, Internal Accounting Controls and Auditing Matters.  The Audit Committee shall receive, retain, investigate and act on complaints and concerns of employees regarding questionable accounting, internal accounting controls and auditing matters, including those regarding the circumvention or attempted circumvention of internal accounting controls or that would otherwise constitute a violation of the Corporation’s accounting policies (an “Accounting Allegation”). At the discretion of the Audit Committee, responsibilities of the Audit Committee created by these procedures may be delegated to any member of the Audit Committee or to a subcommittee of the Audit Committee.

Complaints Regarding Code of Business Conduct and Ethics.  Except as provided in the preceding paragraph, any complaint of alleged violations of the Code of Ethics (an “Ethics Allegation”) shall be promptly reported to the Corporation’s Audit Committee. Unless the Chairperson of the Audit Committee determines that a special meeting of the Committee is required, the Chairperson shall provide information about the complaint to the Audit Committee at its next regularly scheduled meeting. The Chairperson shall promptly initiate an investigation of the complaint and, with the advice and assistance of such other officers as appropriate, oversee such investigation.  A summary of all complaints of violations of the Code shall be reported to the Audit Committee at least annually.

Procedure for receiving Accounting and Ethics Allegations.  Any Accounting Allegation or Ethics Allegation that is made directly to management, whether openly, confidentially or anonymously, shall be promptly reported to the  Audit Committee.  Each Accounting Allegation or Ethics Allegation forwarded to the Audit Committee, by management and each Accounting Allegation or Ethics Allegation that is made directly to the Audit Committee, whether openly, confidentially or anonymously, shall be reviewed by the Audit Committee, who may, in their discretion, consult with any member of management or employee whom they believe would have appropriate expertise or information to assist the Audit Committee. The Audit Committee shall determine whether the Audit Committee or management should investigate the Accounting Allegation or Ethics Allegation. If Management is investigating the Accounting Allegation or Ethics Allegation, Management shall be free in its discretion to engage outside auditors, counsel or other experts to assist in the investigation and in the analysis of results. If the Audit Committee determines that it should investigate the Accounting Allegation or Ethics Allegation, the Audit Committee shall promptly determine what professional assistance, if any, it needs in order to conduct the investigation. The Audit Committee shall be free in its discretion to engage outside auditors, counsel or other experts to assist in the investigation and in the analysis of results.

Attorney Complaints Regarding Securities Laws and Fiduciary Obligations. Any complaint by attorneys representing the Corporation of any past, current or imminent material violation of the United States securities law by the Corporation, material breach of a fiduciary duty under United States law by a director, officer, employee or agent of the Corporation, or similar material violation of United States law shall be promptly reported to and investigated by the Chairperson of the Audit Committee. The legal counsel shall promptly provide information about any such complaint to the Chairperson of the Audit Committee and, unless the Chairperson of the Audit Committee determines that a special meeting of the Committee is required, shall provide information about the complaint to the Audit Committee at its next regularly scheduled meeting.

Documentation and Retention. The Corporation shall maintain documentation of all complaints of alleged violations of the Corporation’s Code of Ethics, complaints regarding the Corporation’s accounting, internal accounting controls or auditing matters, any anonymous submissions by Corporation employees of concerns regarding questionable accounting or auditing matters and complaints by attorneys representing the Corporation of material violations of securities laws and fiduciary duties. The documentation shall include any written submissions provided by the complaining employees or third parties, any other Corporation documents identified in the complaint or by the Corporation as relevant to the complaint, a summary of the date and manner in which the complaint was received by the Corporation and any response by the Corporation to the complaint. All such documentation shall be retained by the Corporation for a minimum of five (5) years from the date of receipt of the complaint. Confidentiality will be maintained to the fullest extent practicable depending on the requirements of the investigation.

Non-Retaliation. No adverse action will be taken against any employee or other individual for making a complaint or disclosing information in good faith under this policy.